                                                                      Exhibit 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                  June 30, 2002


                                                                     Three Months Ended          Nine Months Ended
                                                                          June 30                     June 30
                                                                  ------------------------  ------------------------
                                                                      2002         2001         2002         2001
                                                                  -----------  -----------  ------------ -----------
Income (loss) from continuing operations before
     provision for income taxes per statement of income             $  5,173     $ (5,414)     $103,760    $101,347
Add:
     Portion of rents representative of the interest factor              948          659         2,832       2,129
     Interest on debt & amortization of debt expense                  13,823        9,232        44,304      31,295
                                                                    --------     --------      --------    --------
        Income as adjusted                                           $19,944     $  4,477      $150,896    $134,771
                                                                    ========     ========      ========    ========

Fixed charges:
     Interest on debt & amortization of debt expense (1)             $13,823     $  9,232     $  44,304   $  31,295
     Capitalized interest (2)                                            300        2,036         1,003       2,036
     Capitalized expenses related to indebtedness (3)                      -        2,901             -       2,901
     Rents                                                             2,843        1,976         8,496       6,387
     Portion of rents representative of the interest factor(4)           948          659         2,832       2,129

                                                                     -------      -------     ---------   ---------
        Fixed charges (1)+(2)+(3)+(4)                                $15,071      $14,828     $  48,139   $  38,361
                                                                     =======      =======     =========   =========

Ratio of earnings to fixed charges                                      1.32          .30          3.13        3.51
